Exhibit (10)(j)
EXECUTIVE DISABILITY INSURANCE PLAN
PARKER HANNIFIN CORPORATION
EFFECTIVE April 15, 2007
Revised May 1, 2013

Parker Hannifin Corporation Executive Disability Insurance Plan provides an enhanced disability benefits for key executives in the form of two (2) coverages based on total year-end compensation. For those Executives promoted or hired on or after May 1, 2013 that do not have prior year-end total compensation with Parker, the benefit will be based on annualized salary for the first year.

1. What is the effective date of the plan?

The effective date of the disability package is April 15, 2007.

2. What is the disability benefit provided under the plan?

The Executive Disability program provides a maximum benefit of two-thirds (2/3) of annual compensation up to $595,000. This is a significant increase in your potential benefit, from the prior cap of $8,888 per month to $33,000 per month.

The maximum total monthly disability benefit is achieved through the issuance of two (2) separate insurance policies. If your annual compensation is greater than $269,987, you are eligible for both portions of this benefit:

•	$15,000 Group Long Term Disability (LTD)

•
$20,000 Individual Disability (IDI) policy - $10,000 of basic monthly benefits and an additional $10,000 monthly catastrophic benefit if you should be disabled from two (2) or more Activities of Daily Living (ADLs), have a cognitive impairment, or a total permanent disability based on your state of residence when the policy was issued.

3. How long is the coverage effective?

Coverage continues to the last day worked (termination or retirement). For example, if an employee works beyond age 65, coverage would continue through last day worked. Should you become disabled, benefits will continue to age 65 or longer based on the schedule in each contract. Executives who qualified for the individual policy coverage prior to May 1, 2013 have the option to convert the disability plan to a Long Term Care plan between the ages of 60 and 70. Effective May 1, 2013 this provision is no longer available.

4. How often is the benefit updated?

Coverage is reviewed and updated every January. New annual compensation is defined as your base salary plus RONA bonuses paid during the calendar year ending 12/31 of the year prior to your disability. Coverage will be increased based on the 12/31 total compensation provided by Parker Hannifin each January.

5. What are the eligibility requirements?

Eligible participants are those in full time employment in the position of General Manager, Vice President, or a position that is Grade 57 or higher.

6. When does an eligible employee enter the plan?

Effective May 1, 2013, new participants are added to the plan on the first of the month following their hire or promotion date.

7. Who is the insurance carrier for the plan?

Unum Life Insurance Company is the disability carrier for both portions of the benefit.

8. Is a medical questionnaire or examination necessary to participate in the plan?

The insurance coverage is guaranteed issue and not subject to medical exams or questionnaires.

9. How are premiums paid for the coverage?

Parker Hannifin pays all premiums for coverage to retirement or termination. Because the cost of your disability benefit is paid by Parker, it is considered additional compensation, and is taxable to you. You may elect to have this benefit taxed either at the time the premiums are paid on your behalf, or upon your receipt of disability benefits should that occur. When you are enrolled in the plan you will be given the choice to have premiums included in your W-2 earnings for a tax-free benefit, or to have Parker pay your premium and receive a taxable benefit at time of disability. There is a 2-3 year look-back period with IRS so we suggest you discuss your options with your tax advisor.

10. What is the cost of the coverage?

The group LTD coverage is calculated on covered payroll and each Executive receives an annual letter outlining the total benefit and cost. Group LTD is subject to claims experience and may change over time. The individual polices (IDI) are priced according to issue age, smoker status and state of residence.

11. Is the plan portable following termination or retirement?

The group Long Term Disability coverage of 66 2/3% to $15,000 monthly benefit is not portable. Coverage ends at retirement or termination. The individual policies are portable at current premiums as long as you continue to work at least 30 hours per week.

12. Who owns the insurance policy?

The group LTD is a Parker provided benefit. The individual policy is owned by each executive who qualifies.

13. Will annual statements be provided to participants?

Each January after Parker has provided updated total compensation, Oswald Companies, our broker, prepares and e-mails individual letters to each executive. The statement outlines each executive’s specific coverage and quarterly premiums, and their taxation election.

14. Who to contact with questions?

For administration and coverage issues, contact Oswald Companies - Maryann Hudec at 216-367-8830 or mhudec@oswaldcompanies.com

For eligibility questions, contact Parker Hannifin - Jan Albert at 216-896-3203 or jalbert@parker.com.